  EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Jufeel International Group (the “Company”) on Form S-1 of our report dated November 13, 2018, which includes an explanatory paragraph as to the restatement of previously issued financial statements, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017, 2016 and 2015 and for each of the three years in the period ended December 31, 2017 appearing in the Prospectus, which is part of this Registration Statement.

Marcum Bernstein & Pinchuk LLP

New York, New York

February 21, 2019